EXHIBIT 10.96

January 17, 2018

Dear Kevin,
I am very pleased to offer you the position of President, Enterprise Market Groups for Blackbaud, Inc., based in Charleston, SC. This position will have a corporate title of Executive Vice President. We are excited about you joining our executive leadership team and look forward to your starting on or about April 1st, 2018, reporting to Mike Gianoni, CEO.
Your compensation will consist of the following components:

•	You will receive a base salary of $425,000 annually, to be paid on a semi-monthly basis.

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You are eligible to participate in the 2018 Corporate Incentive Plan with a target bonus opportunity of 65% of your earned salary. Upon your arrival specifics of the bonus plan will be communicated to you.

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You will also receive a LTIP grant in the amount of $2,500,000.00 granted in the next open window following your start date. The grant will consist of 50% restricted shares that will vest equally over 4 years and 50% performance based RSUs, while if earned will vest over 3 years. Details on the performance based RSUs will be provided to you along with the grant notice. The amount of the shares and RSUs will be determined by dividing the amount the $2,500,000.00 by the 30-day average price of Blackbaud stock. A copy of the Blackbaud Equity Plan will also be provided to you.

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If within the first two (2) years of your employment with Blackbaud, Inc., you are terminated for any reason other than cause, you will be provided with 12 months’ severance (consisting of base pay) and will receive 12-month acceleration on any unvested restricted shares. (Does not include PRSUs)

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You will receive a sign-on bonus in the amount of $33,000.00. This bonus, which will be paid on your first paycheck, is subject to all normal payroll taxes and will require that you sign the enclosed repayment agreement in the event you leave Blackbaud within the first year. This bonus is a combination relocation settlement and commutation allowance.

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You will be eligible for the full range of benefits offered to all Blackbaud employees, including medical, dental, life, and 401(k) beginning on your start date. A complete explanation of our benefits program will be provided to you during New Employee Orientation.

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Blackbaud will cover the cost of the move of household goods, through our selected vendor, from your New Jersey home to Charleston, South Carolina, up to $20,000.00. It is important to note that your relocation benefits will expire one (1) year from your date of hire. We require that you sign the repayment agreement in the event you leave Blackbaud within the first year. Please contact Blackbaud’s Talent Acquisition Coordinator, Charles Stephens, to begin the process of scheduling your move by calling (843) 654-2271 or emailing him at Charles.Stephens@blackbaud.com.

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Additionally, Blackbaud will cover the costs of one (1) moving trip for you and your spouse to relocate to the Charleston, South Carolina area. This coverage includes reasonable transportation, hotel expenses and other relevant expenses. A portion of this moving trip will be subject to appropriate taxation in accordance with the Blackbaud Relocation Policy.

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Blackbaud will reimburse you for the costs of one (1) hunting trip for you and your spouse from New Jersey, to Charleston, SC in accordance with Blackbaud’s Travel Policy. This includes economy class airfare, local transportation, hotel expenses, and normal and reasonable meal expenses. Please be aware that Blackbaud is required to reflect this payment in your semi-monthly pay and it will subject to all normal payroll taxes.

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Additionally, we will provide up to six (6) months of temporary housing, with a maximum of $3,500 per month. Please be aware that housing allowances of any kind are now considered taxable income by the IRS. Blackbaud is required to reflect this payment in your semi-monthly pay and it will subject to all normal payroll taxes.

This offer is contingent upon successful completion of all background and reference checks, and execution of enclosed employment agreement, which includes, among other things, a non-compete and a non-solicitations covenant.
We expect that you will play an important role in our success, and we are eager for you to join us. Please call me at (843) 654-3524 if you have any questions about these documents or any other aspect of this offer.
Sincerely,
/s/ John Mistretta

John Mistretta EVP, Human Resources

Obtaining proprietary information by inducing disclosures by past or present employees of other companies I accept the terms and conditions of this offer letter as stated above. I confirm that I have not disclosed any confidential information to Blackbaud in violations of any non-disclosure of confidentiality agreement with a previous employer during the interview process.
Please signify acceptance of this offer by signing and returning the offer and employment agreement (all pages) to John Mistretta either via scan/email or faxing to our secure HR fax line at (843) 216-6101. Please be aware that you cannot be put into the payroll system until this information has been returned to the payroll department.

2/16/2018	/s/ Kevin P. Gregoire
Date	Kevin Gregoire